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                                                                      EXHIBIT 11

                                  Schawk, Inc.

          Computation of Pro Forma Net Income per Share of Common and Common Equivalent Shares Adjusted for Merger, Purchase Accounting
                              and Income Taxes
                    (In Thousands, Except Per Share Amounts)

                                                                  Year ended December 31
                                                              1994                        1993
                                                              ----                        ----
   Primary:
   Average number of shares used to compute primary
   earnings per share                                      $ 7,330                     $ 7,134
   Common stock issuable upon assumed conversion of
   stock option exercises                                      247                         212
   Shares issued in share exchange                          16,245                      16,245
   Shares cancelled in share exchange                       (4,279)                     (4,073)
   Other                                                        --                         587
                                                           -------                     -------
   Total                                                    19,543                      20,105
                                                           -------                     -------

   Pro forma net income adjusted for merger, purchase
   accounting and income taxes                             $12,585                     $ 9,907
                                                           -------                     -------

   Pro forma primary earnings per share adjusted for
   merger, purchase accounting and income taxes            $  0.64                     $  0.49
                                                           -------                     -------

   Fully Diluted (1):

   Average number of shares used to compute fully
   diluted earnings per share                                7,330                       7,134
   Common stock issuable upon assumed conversion of
   stock option exercises                                      279                         212
   Shares issued in share exchange                          16,245                      16,245
   Shares cancelled in share exchange                       (4,279)                     (4,073)
   Other                                                        --                         587
                                                           -------                     -------

   Total                                                    19,575                      20,105

   Pro forma net income adjusted for merger, purchase
   accounting and income taxes                             $12,585                     $ 9,907
                                                           -------                     -------

   Pro forma fully diluted earnings per share adjusted
   for merger, purchase accounting and income taxes        $  0.64                     $  0.49
                                                           -------                     -------

  (1) This calculation is submitted in accordance with Regulation S-K item 601(b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces a fully diluted earnings per share within 3% of primary earnings per share.





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